Exhibit 99.1

Imperial Completes Agreement For

International Development of Oil Sands Technology

Evansville, IN, …. February 2, 2011 (Symbol ….IPMN) Imperial Petroleum, Inc. announced that it has completed an agreement to develop its previously announced oil sands recovery technology in Canada and certain countries internationally. Under the terms of the agreement, Clean Sands International, Inc. paid the Company a total consideration of $500,000 in the form of debt cancelation for loans to build the Commercial Oil Sands Demonstration Unit and for the cash purchase by the Company of the 33.3% interest owned by Proven Technology in Arrakis. The Company also acquired the 33.3% interest owned by Heskett Holding I, LLC in Arrakis as part of the transaction. Clean Sands will, over the next 12 months, pursue development and provide the capital for the initial application of the oil sands recovery process at a pre-arranged location in the United States and will pay the Company a 1.66% royalty on gross proceeds from that site. Imperial will receive a 2.5% royalty interest on the use of and application of the technology in Canada, Russia, Mexico, Venezuela and Argentina in exchange for its international rights. The Company, through its license agreement in Arrakis will continue to own non-exclusive rights to use the technology in the United States and is developing plans to move the unit it owns in Houston to a site in Kentucky, Missouri or Utah. The oil sands recovery process uses a non-thermal, mechanical and chemical closed-loop system to recover the bitumen or heavy oil from oil sands.

“We are excited to complete the agreement with Clean Sands and accelerate the application of this revolutionary new technology in the marketplace and, in particular, in Canada to help solve environmental issues there.” Jeffrey T. Wilson, President of Imperial said. “By acquiring control of Arrakis, we will be able to more quickly execute our business model for the application of the oil sands recovery technology here in the United States where we can own the reserves and control the operations.”

Imperial is an energy company headquartered in Evansville, Indiana.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements are reasonable, there can be no assurance that such expectations will prove to be correct.

CONTACT: Imperial Petroleum, Inc.

Jeffrey T. Wilson, 812-867-1433

email: jtwilsonx1@aol.com

website: https://imperialpetroleuminc.com